FOR IMMEDIATE RELEASE:

FAMILYMEDS COMMENCES SALE OF PHARMACY ASSETS TO WALGREEN CO.

FARMINGTON, CT, April 5, 2007 -- Familymeds Group, Inc. (OTCBB: FMRX), a specialty pharmacy and medical specialty product provider, today announced that it began selling its pharmacy assets to Walgreen Co. and Walgreen Eastern Co., pursuant to the asset purchase agreement dated February 14, 2007. Familymeds’ shareholders approved the asset sale to Walgreens at its special shareholder meeting held last week at the Company’s Farmington offices.

The asset purchase agreement is for the sale of up to 53 Familymeds locations, operating under the Familymeds and Arrow Pharmacy and Nutrition Center brands to Walgreens. In consideration, Walgreens will pay approximately $60 million for pharmacy assets, customer accounts receivable and inventories for these locations, subject to adjustment based on closing physical inventory counts. The majority of the locations sold will remain open and continue to operate in place; the remainder will have files and business transferred to a nearby Walgreens location. The Company expects to complete the sale to Walgreens during the second quarter of 2007.

Ed Mercadante, Chairman & CEO of Familymeds commented, “Our management team and Walgreens are working together to ensure the smoothest transition possible for our customers without any interruption in service.” Mr. Mercadante further commented, “It has been a pleasure working with Walgreens executives during this process. Walgreens has offered positions to, and welcomed, most of our store associates, ensuring not only a familiar presence to our customers, but also avoiding disruption to our staff during this sale.”

Familymeds also announced today that it has completed several smaller asset deals for certain pharmacy locations, and is continuing in its discussions with other national and regional pharmacy operators to pursue additional opportunities in the coming weeks. The overall plan includes distribution of the proceeds of the Walgreens sale and such other sales to its shareholders following repayment of debt, satisfaction of certain liabilities and associated Company costs.

About Familymeds Group, Inc.
Familymeds Group, Inc. is a pharmacy and medical specialty product provider formed by the merger on November 12, 2004 of DrugMax, Inc. and Familymeds Group, Inc. Familymeds works closely with doctors, patients, managed care providers, medical centers and employers to improve patient outcomes while delivering low cost and effective healthcare solutions. Familymeds now operates 68 locations, including 7 franchised locations, in 13 states under the Familymeds Pharmacy and Arrow Pharmacy & Nutrition Center brand names; most of the locations in New England area operate under the Arrow Pharmacy brand. The Company also operates Worksite Pharmacy(SM), which provides solutions for major employer groups. The Company also operates Familymeds Medical Specialty a specialty pharmaceutical distribution business directly to physicians and other healthcare providers. The overall Familymeds business platform is designed to provide pharmaceutical services for the treatment of acute and complex health diseases including chronic medical conditions such as cancer, diabetes and pain management. More information can be found at http://www.familymedsgroup.com. The Company's online product offering can be found at http://www.familymeds.com.

About Walgreen Company
Walgreen Co. (NYSE, NASDAQ: WAG) is the nation's largest drugstore chain with fiscal 2006 sales of $47.4 billion. The company operates 5,675 stores in 48 states and Puerto Rico, including 76 Happy Harry’s drugstores in Delaware and surrounding states. Walgreens also provides additional services to pharmacy patients and prescription drug and medical plans through Walgreens Health Services, its managed care division, which includes Walgreens Health Initiatives Inc. (a pharmacy benefits manager), Walgreens Mail Service Inc., Walgreens Home Care Inc. and Walgreens Specialty Pharmacy.

Safe Harbor Provisions
Certain oral statements made by management from time to time and certain statements contained in press releases and periodic reports issued by Familymeds Group, Inc., including those contained herein, that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its directors or its officers about the Company and the industry in which it operates. Although Familymeds Group, Inc. believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur. When used in this report, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and similar expressions are generally intended to identify forward-looking statements. Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, management's ability to successfully implement additional asset sale, liquidation and dissolution plans, the ability of Familymeds Group, Inc. to comply with its obligations under agreements governing indebtedness or obtain waivers from lenders in the event of non-compliance, the continued availability of liquidity and capital resources required to complete these transactions, particularly in the event that such transactions require more time than management anticipates, and other factors. Familymeds Group, Inc. disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Cindy Berenson, Familymeds Group, Inc.
860.676.1222 x138; berenson@familymeds.com

SOURCE Familymeds Group, Inc.

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